EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 14, 2019, relating to the consolidated financial statements of Emerald Bioscience, Inc. and Subsidiaries, formerly Nemus Bioscience, Inc., and its subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern), appearing in the December 31, 2018 Annual Report on Form 10-K of Emerald Bioscience, Inc. for the years ended December 31, 2018 and 2017.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

November 13, 2019